Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 14, 2001)                Registration No. 333-67020


                               Johnson & Johnson

                               5,403,694 Shares
                                 Common Stock

                                 $393,096,000
                                  Guarantees

          This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Johnson & Johnson common stock those persons own and, together with ALZA's 3% Zero Coupon Convertible Subordinated Debentures due July 28, 2020 those persons own, the Johnson & Johnson guarantees those persons own of those debentures.

                            SELLING SECURITYHOLDERS

          The information set forth under the caption "Selling
Securityholders" in the Johnson & Johnson prospectus dated August 14, 2001, relating to Johnson & Johnson common stock and the Johnson & Johnson guarantees, as supplemented on August 31, 2001, is supplemented to add the following:

                                                Common Stock                             Guarantees
                                       --------------------------------  -------------------------------------------
                                                           Number        Principal                      Principal
                                           Shares        of Shares       Amount        Percentage of      Amount
    Name of Selling                     Beneficially   Registered for    Beneficially   Outstanding   Registered for
  Securityholder (1)                      Owned (2)    Sale Hereby(3)    Beneficially    Guarantees   Sale Hereby($)
  ------------------                   --------------  --------------    ------------  -------------  --------------
Credit Suisse First Boston Corporation     76,045           76,045         5,532,000            *        5,532,000
McMahan Securities Co. L.P.                 1,099            1,099            80,000            *           80,000

---------------

(1)  The information set forth herein is as of October 4, 2001.

(2) Assumes conversion of the full amount of the unrestricted and restricted ALZA debentures held by such holder at the conversion rate in effect as of October 4, 2001 of 13.7465 shares of Johnson & Johnson common stock per $1000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares.

(3) Assumes conversion of the full amount of the restricted ALZA debentures held by such holder at the conversion rate in effect as of October 4, 2001 of 13.7465 shares of Johnson & Johnson common stock per $1000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares. This prospectus supplement also covers any additional shares of Johnson & Johnson common stock which may become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

     * Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of October 4, 2001.

                The date of this prospectus is October 4, 2001.